Exhibit 99.1

Absci Strengthens Clinical Leadership with Appointment of
Ransi Somaratne, M.D., FACC, MBA as Chief Medical Officer
Former Vertex executive to spearhead the clinical development of Absci’s expanding AI-designed therapeutics pipeline

Chief Innovation Officer Andreas Busch to retire March 31, 2026 and will continue to co-chair Absci’s Scientific Advisory Board

VANCOUVER, Wash. and NEW YORK, March 3, 2026 (GLOBE NEWSWIRE) -- Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics designed with generative AI, today announced the appointment of Ransi Somaratne, M.D., FACC, MBA as Chief Medical Officer. Dr. Somaratne will spearhead the clinical development strategy and execution for Absci’s expanding pipeline of AI-designed therapeutics.

Dr. Somaratne is a physician-scientist and seasoned biopharmaceutical executive who joins Absci from Vertex Pharmaceuticals, where he served as Senior Vice President of Clinical Development. He previously held various scientific leadership roles at BioMarin Pharmaceutical and Amgen.

“Ransi is a proven clinical leader, and we’re excited to have him join Absci at a moment when our AI-designed pipeline is rapidly advancing through clinical development,” said Sean McClain, Founder & CEO of Absci. “His wealth of experience will enhance our clinical development strategy and execution capabilities as we advance multiple programs, including our flagship ABS-201 program toward clinical proof of concept.”

A cardiologist and internist by training, Dr. Somaratne’s career is defined by work on multiple pioneering clinical development programs, including the Hemophilia A gene therapy RoctavianⓇ, the development and global approvals of a PCSK9 inhibitor RepathaⓇ, and the development and approval of JournavxⓇ, the first NaV1.8 inhibitor approved for moderate to severe acute pain. He earned his Doctor of Medicine (MD) degree from Albany Medical College in Albany, NY, and also holds a Masters in Business Administration (MBA) from the University of North Carolina at Chapel Hill. He has co-authored over 30 papers in peer-reviewed medical journals, including the New England Journal of Medicine and the Journal of the American Medical Association.

“I am excited to join Absci at such a pivotal moment, when the AI Drug Creation Engine has already yielded multiple clinical-stage programs,” said Ransi Somaratne. “I look forward to advancing the development of a truly innovative pipeline of therapeutics with the potential to transform the the lives of patients with significant unmet clinical need.”

Alongside Dr. Somaratne’s appointment, Absci announced the retirement of Professor Andreas Busch, Ph.D.. As Chief Innovation Officer, Professor Busch was a driving force in building Absci’s AI-designed therapeutics pipeline, most notably in the discovery and development of ABS-201. Professor Busch will transition from his executive duties on March 31, 2026 to co-chair Absci’s Scientific Advisory Board, where he will continue to provide scientific and strategic advice and oversight to the company.

“We are deeply grateful to Andreas for his immense contributions and leadership during a foundational period for Absci,” said Sean McClain, Founder and CEO. “His vision was the catalyst for our ABS-201

Exhibit 99.1
program. He leaves behind a legacy of innovation that will continue to guide our mission as we advance these potentially life-changing therapies through the clinic”.

About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics including ABS-201, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern hair-loss. ABS-201 is also being investigated as a potential “best-in-class” therapeutic for endometriosis, a condition with significant unmet medical need and market potential. Absci is headquartered in Vancouver, WA, with an AI Research Lab in New York City, and Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.

Absci® standard character mark, ABS-201™, Headline™ and Integrated Drug Creation™ are trademarks and registered trademarks of Absci Corporation.

Media Contact:
press@absci.com

Investor Contact:
Alex Khan
Corporate Vice President, Head of Investor Relations
investors@absci.com